PROSPECTUS SUPPLEMENT NO. 18                    Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated January 23, 2004)     Registration Statement No. 333-108544



                             SEALED AIR CORPORATION

                        6,160,708 SHARES OF COMMON STOCK

         This prospectus supplement relates to the offer and sale from time to time of up to 6,160,708 shares of common stock, $0.10 par value per share, of Sealed Air Corporation, a Delaware corporation, by the selling stockholders named in the prospectus dated January 23, 2004, as supplemented, and in this prospectus supplement. This prospectus supplement may only be delivered or used in connection with our prospectus dated January 23, 2004. Our common stock is traded on the New York Stock Exchange under the symbol "SEE."

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                    PROSPECTUS SUPPLEMENT DATED MAY 12, 2005

        The information appearing in the following table supplements or supersedes in part the information in the table under the caption "Selling Stockholders," beginning on page 9 in our prospectus and was provided by or on behalf of the selling stockholders.


                                                   COMMON STOCK                             COMMON STOCK TO
                                                   BENEFICIALLY          COMMON STOCK       BE BENEFICIALLY      PERCENTAGE OF
                                                   OWNED AS OF         OFFERED IN THIS      OWNED AFTER THIS      ALL COMMON
                    NAME                         MAY 11, 2005 (1)       PROSPECTUS (1)        OFFERING (1)         STOCK (2)
                    ----                         ----------------       --------------        ------------         ---------
ACIG Insurance Company                                  9,285                9,285                --                  --
Blue Cross Blue Shield of Arizona                       1,142                1,142                --                  --
Catholic Mutual Relief Society of America               7,142                7,142                --                  --
Central States Health & Life Co. of Omaha               6,285                6,285                --                  --
Chrysler Corporation Master Retirement
    Trust (3)                                          41,785               41,785
CSA Fraternal Life Ins. Co.                             2,571                2,571                --                  --
Cumberland Insurance Company                            3,999                3,999                --                  --
Delta Air Lines Master Trust - CV (3)                   9,642                9,642                --                  --
Delta Pilots Disability & Survivorship
    Trust - CV(3)                                       4,428                4,428                --                  --
F.M. Kirby Foundation, Inc. (3)                         7,071                7,071                --                  --
Injured Workers Insurance Fund of Maryland             21,428               21,428                --                  --
International Truck & Engine Corporation
    Non-Contributory Retirement Plan Trust (3)          4,928                4,928                --                  --
International Truck & Engine Corporation
    Retiree Health Benefit Trust (3)                    2,428                2,428                --                  --
International Truck & Engine Corporation
    Retirement Plan for Salaried Employees
    Trust (3)                                           5,357                5,357                --                  --
Microsoft Corporation (3)                               8,999                8,999                --                  --
Motion Picture Industry Health Plan -
    Active Member Fund (3)                                714                  714                --                  --
NCMIC                                                  10,999               10,999                --                  --
OCM Convertible Trust (3)                               4,142                4,142                --                  --
Partner Reinsurance Company Ltd. (3)                    3,214                3,214                --                  --
Physicians Mutual Ins. Co.                              8,571                8,571                --                  --
Qwest Occupational Health Trust (3)                     1,428                1,428                --                  --
State Employees' Retirement Fund of the
    State of Delaware (3)                               8,285                8,285                --                  --
The Doctor's Company                                   22,857               22,857                --                  --
Travelers Indemnity Company - Commercial
    Lines (3)                                          12,071               12,071                --                  --
Trinity River Insurance Company (4)                    11,428               11,428                --                  --
UnumProvident Corporation(3)                            3,785                3,785                --                  --
Vanguard Convertible Securities Fund, Inc. (3)        170,571              170,571                --                  --
Virginia Retirement System (3)                          7,999                7,999                --                  --
World Insurance Co.                                     8,999                8,999                --                  --
                                   TOTAL (5)        6,160,708            6,160,708                --                  --

________________

1. For each selling stockholder, this number represents the number of shares of common stock that would be beneficially owned by such selling stockholder after the conversion of the Notes beneficially owned by such selling stockholder as of May 11, 2005, assumes that the selling stockholders will sell all shares of common stock offered by them under this prospectus, and further assumes that all of the Notes have been converted.

2. For each selling stockholder, this number represents the percentage of common stock that would be owned by such selling stockholder after completion of the offering, based on the number of shares of common stock outstanding as of May 11, 2005 and assuming all the Notes beneficially owned by such selling stockholder as of May 11, 2005, have been converted.

3. We have been advised that Mr. Lawrence Keele may be deemed the beneficial owner of these shares by virtue of his voting control of Oaktree Capital Management, LLC, which has voting control and investment discretion with respect to these shares.

4. We have been advised that Mr. Gene T. Pretti may be deemed the beneficial owner of these shares by virtue of his voting control and investment discretion.

5. Assumes conversion of 100% of the outstanding Notes (without giving effect to any capital adjustments). We note that the aggregate number of shares of common stock requested to be registered by the selling stockholders is greater than the total number of shares initially issuable upon conversion of 100% of the outstanding Notes. This may be due in part to sales or other transfers of Notes among the selling stockholders in which the person acquiring the Notes submits a request to register shares of common stock which were previously registered by the person who sold the Notes.